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                                                                    EXHIBIT 10.6

                                February 4, 2004

Mr. Christopher S. Alexander
President and Chief Executive Officer
HYPERCOM CORPORATION
2851 W. Kathleen Road
Phoenix, Arizona 85053

                  Re: Employment Agreement

Dear Chris:

         Upon execution by you, this letter will constitute your employment agreement (this "Agreement") with Hypercom Corporation (the "Company") and your existing employment agreement with the Company automatically will be superceded by the terms of this Agreement.

1. Term. This Agreement will be effective as of October 22, 2003 and will expire on February 28, 2007, unless mutually extended by the parties in writing.

2. Positions with the Company. During the term of this Agreement, you will serve as Chief Executive Officer of the Company. You will faithfully and diligently perform all duties commensurate with these positions, including those duties directed by the Company's Board of Directors (the "Board"), as well as those set forth in the Company's Bylaws that relate to such positions. You will report directly to the Board. In the event that you cease to be employed as Chief Executive Officer of the Company, you agree that you will resign as a director of the Company and each of its subsidiaries at the request of a majority of the Board (except you).

3. Compensation. You will receive the following compensation for your services during your term of employment:

         (a) You will receive a minimum base salary of $450,000 per year, which will be subject to increase but not decrease at the discretion of the Board. Your salary will be paid in equal installments in accordance with the Company's salary payment policies as in effect from time to time.

         (b) During your term of employment, you will be eligible, but not entitled, to receive bonus compensation during each of the Company's fiscal years, subsequent to the fiscal year ending December 31, 2003, in an aggregate annual amount of up to 60% of your then salary for each such year if the Company achieves certain performance goals. The Board will establish the performance goals for each fiscal year, or portion(s) thereof, following the final approval of the Company's budget for such fiscal year. The determination of whether the Company has achieved the performance goals and the amount, if any, and timing of your bonus compensation will be determined by the Board in its reasonable discretion.

         (c) Upon execution of this Agreement by the Company and you, the Company will grant to you 60,000 shares of unvested restricted common stock of the Company. The restricted stock will vest in three equal installments of 20,000 shares of common stock on October 22 of each of the years 2005, 2006 and 2007; provided,

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Mr. Christopher S. Alexander
February 4, 2004
Page 2

                  however, that if the term of this Agreement is not extended by mutual agreement, or otherwise superceded by a mutually acceptable agreement, which extension or superceding agreement shall be effective on or before February 27, 2007, all shares of restricted stock that have not previously vested shall immediately vest on February 27, 2007. Vesting of each particular installment of restricted stock will be subject to the condition that you are an employee of the Company on the vesting date for such installment. Any of the restricted stock that has not already vested immediately will vest upon a Change in Control, as defined on the attachment to this Agreement.

         (d) You will be eligible, but not entitled, to receive additional grants of restricted capital stock of the Company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

         (e) The Company will provide you with a car allowance in a reasonable amount to be determined by the Board and the Company will pay the cost of a membership for you at a golf club of your choice in the Atlanta, Georgia metropolitan area.

         (f) You may participate in any incentive compensation plan, pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, bonus plan and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan).

         (g) You will be eligible, but not entitled, to receive such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board's Compensation Committee.

         (h) You will be permitted to take vacations and sick leave, in accordance with the Company's policies and procedures as in effect for officers of the Company.

4. Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company's business, in accordance with the Company's policies and procedures.

5. Termination for Cause. The Company may terminate you for Cause, as defined on the attachment to this Agreement. Upon any termination for Cause, you will be entitled to receive only that compensation due you through the date of termination, together with any COBRA (at your cost) or other benefits required by law.

6. Termination by Voluntary Resignation. In the event that you voluntarily resign from the Company for reasons other than those set forth in Paragraph 9 below, you will be entitled

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Mr. Christopher S. Alexander
February 4, 2004
Page 3

         to receive only that compensation due you through the date of your resignation, together with any COBRA (at your cost) or other benefits required by law.

7.       Death or Disability.

         (a) If during the term of this Agreement you die, then this Agreement will terminate and your estate will be entitled to receive the compensation due you through the date of your death.

         (b) If during the term of this Agreement you become so disabled or incapacitated by reason of any physical or mental illness or any drug or alcohol addiction so as to be unable to perform the services required of you pursuant to this Agreement for a continuous period of three months, then, at the option of the Company, this Agreement will terminate at the end of such three month period, provided that during such period of disability or incapacity, you will be paid the full salary, benefits and expenses otherwise payable to you, less the amount you receive from any Company-provided disability insurance for the period of such illness or incapacity.

         (c) In addition, in the case of termination by death or disability under this Paragraph 7, for a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you or your estate.

8.       Termination by the Company Other than for Cause; Expiration of
         Agreement.

         If (i) you are terminated without Cause, or (ii) the term of this Agreement expires pursuant to Paragraph 1, and is not extended by mutual agreement, or otherwise superceded by a mutually acceptable agreement, which extension or superceding agreement shall be effective on or before February 28, 2007, you will receive:

         (a) Payment equal to two times your then current base salary in a lump sum upon effectiveness of the release contemplated by Paragraph 16 below;

         (b) Accelerated vesting of all your options that are "in-the-money", and a minimum period of 90 days after your termination within which to exercise your vested options (or, if longer, the period permitted by your option grants), provided, however, that if the acceleration of your options under this provision were to occur before a Change in Control and, would cause a charge to the Company's earnings, then at the Company's option it may offer you a consulting position during which your options would continue to vest; and

         (c) For a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you.

9.       Resignation Following Change of Control.
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Mr. Christopher S. Alexander
February 4, 2004
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         In the event that you resign for Good Reason, as defined in the attachment to this Agreement, following a Change of Control, as defined in the attachment to this Agreement, you will receive:

         (a) Payment equal to two times your then current base salary in a lump sum upon effectiveness of the release contemplated by Paragraph 16 below; and

         (a) For a period of eighteen months from the date of your termination, the Company will pay for the COBRA benefits due you.

10.      Covenant Not to Compete.

         For a period of one year from any termination of your employment hereunder, including any completion of the term of this Agreement (or, if later, upon conclusion of your service as a consultant), you will not, directly or indirectly, for your own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of your name by, any business enterprise that is in direct competition with the Company or any subsidiary, within the United States of America or any other country that the Company conducts business at the time of your termination.

         In addition to the foregoing, at all times during the period of your employment and for one year after any termination thereof (or, if later, upon conclusion of your services as a consultant), you will not, directly or indirectly (as described above), for your benefit or for, with or through any business enterprise, hire, employ, solicit, or otherwise encourage or entice any of the Company's (or subsidiary's) employees or consultants to leave or terminate their employment with the Company.

         You and the Company consider the restrictions contained in this Paragraph 10 to be reasonable for the purpose of preserving the Company's rights and interests. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against you, you and the Company agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder to the maximum extent legal.

         You acknowledge and agree that the Company's remedies at law for breach or threatened breach of any of the provisions of this Paragraph 10 would be inadequate. Therefore, you agree that in the event of a breach or threatened breach by you of the provisions in this Paragraph 10, the Company will be entitled to, in addition to its remedies at law and without posting any bond, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable
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Mr. Christopher S. Alexander
February 4, 2004
Page 5

         remedy that may then be available. You further agree that you will not oppose the Company's request for such equitable relief.

11. Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 11, and any purported assignment in violation thereof will be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor this Agreement with such business substituted for the Company as the employer.

12. Notices. Any notice, election or communication to be given under this Agreement will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

         If to the Company:

         Hypercom Corporation
         2851 West Kathleen Road
         Phoenix, Arizona  85053
         Attn:  General Counsel

         If to you:
         Mr. Christopher S. Alexander
         ____________________________
         ____________________________

         or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

13. Entire Agreement. Except for any confidentiality agreement, option awards, or restricted stock awards to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

14. Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction

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Mr. Christopher S. Alexander
February 4, 2004
Page 6

         thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete provisions herein and any obligations of confidentiality.

15. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

16. Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any of the benefits to be provided to you under this Agreement following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) the continuing obligations provided herein, and (ii) for any continuing obligations of indemnification due you as an officer or director (or a former officer or director).

                                     Very truly yours,

                                     John W. Smolak
                                     Executive Vice President, and
                                     Chief Financial Officer, and
                                     Administrative Officer

ACCEPTED:
/s/ Christopher S. Alexander
Christopher S. Alexander

Date: February 4, 2004

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Mr. Christopher S. Alexander
February 4, 2004
Page 7
                                   Definitions

         "Cause" means if the Board, in its reasonable and good faith discretion, determines that you:

         (1) have developed or pursued interests substantially adverse to the Company,

         (2) have materially breached any employment or confidentiality agreement or otherwise materially failed to discharge the duties of your office(s) as set forth in the Company's Bylaws or in the minutes of the Board of Directors,

         (3) have not devoted all or substantially all of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company),

         (4)      are charged with or convicted of a felony, or

         (5) have engaged in activities or omissions that are detrimental to the well-being of the Company.

         "Change of Control" means and includes each of the following:

         (1)      there shall be consummated any consolidation or merger of the

Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

         (2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

         (3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         "Good Reason" means, without your consent:

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Mr. Christopher S. Alexander
February 4, 2004
Page 8

         (1) you suffer a reduction in position or a material change in your functions, duties or responsibilities;

         (2) your annual salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers); or

         (3) you are required to reside other than in Maricopa County, Arizona, Dade County, Florida or Georgia.
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                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                              HYPERCOM CORPORATION

                                       AND

              EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

                                  AS BORROWERS,

                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                 AS THE LENDERS,

                                       AND

                           WELLS FARGO FOOTHILL, INC.

                    AS THE ARRANGER AND ADMINISTRATIVE AGENT

                             DATED DECEMBER 31, 2003

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